EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of October 30, 2014 by and between Kindred Healthcare Operating, Inc., a Delaware corporation (the “Company”) and Paul J. Diaz (“Diaz”).

W I T N E S S E T H:

WHEREAS, Diaz is employed by the Company, a wholly-owned subsidiary of Kindred Healthcare, Inc. (“Parent”), as Chief Executive Officer of Parent and the Company, and the parties hereto desire to provide for the terms of Diaz’s continued employment by the Company on the terms and conditions set forth in this Agreement.

WHEREAS, the parties hereto desire to provide for the transition of Diaz’s employment from Chief Executive Officer to Executive Vice Chairman of the Board of Directors of Parent (the “Board”) on March 31, 2015; and

WHEREAS, the Executive Compensation Committee of the Board (the “Compensation Committee”) has determined that it is in the best interests of the Company and Parent to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Diaz agree as follows:

1. Employment as Chief Executive Officer.

A. Term. The Company hereby agrees to continue the employment of Diaz as the Chief Executive Officer and Diaz hereby agrees to continue to serve as the Chief Executive Officer of Parent and the Company on the terms and conditions herein set forth. The term of Diaz’s employment as Chief Executive Officer shall be for a period commencing on the date hereof and terminating on March 31, 2015 (the “CEO Term”). The parties hereby agree and Diaz acknowledges that, effective March 31, 2015, Diaz will no longer serve as the Chief Executive Officer of the Parent or Company (the “CEO Expiration Date”).

B. Duties. Diaz is engaged as the Chief Executive Officer of the Company and Parent and shall continue to perform such duties commensurate with his title and as otherwise designated by the Board.

C. Extent of Services. Diaz, subject to the direction and control of the Board, shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. During the CEO Term, Diaz shall devote his full working time, attention, labor, skill and energies to the business of the Company and Parent, and shall not, without the consent of the Board, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, it shall not be a breach or violation of this Agreement for Diaz to (i) serve on corporate boards with the prior approval of the Board, (ii) serve on civic or charitable boards or committees, or (iii) manage personal investments, so long as such activities do not reasonably interfere with or reasonably detract from the performance of Diaz’s responsibilities to the Company in accordance with this Agreement.

D. Compensation. As compensation for services hereunder rendered, Diaz shall receive during the CEO Term:

(i) A base salary (“CEO Base Salary”) of no less than his current base salary per year payable in equal installments in accordance with the Company’s normal payroll procedures. Diaz may receive increases in his CEO Base Salary from time to time, as approved by the Board.

(ii) In addition to the CEO Base Salary, Diaz shall be entitled to receive bonuses and other incentive compensation as the Board may approve from time to time, including participation in the Company’s short-term incentive plan and long-term incentive plan for 2014, in accordance with the terms and conditions of such plans as may be in effect from time to time, subject to the following:

(1) subject to uniform adjustments applicable to other executive officers of the Company, Diaz’s target bonus under the short-term incentive plan will be 100% of the CEO Base Salary.

(2) subject to uniform adjustments applicable to other executive officers of the Company, Diaz’s target bonus under the long-term incentive plan will be 75% of the CEO Base Salary.

E. Benefits. During the CEO Term:

(i) Diaz shall be entitled to participate in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for executives of the Company and its affiliates.

(ii) Diaz shall be entitled to participate in other bonus, stock option, or other incentive compensation plans of the Company and its affiliates in effect from time to time for executives of the Company.

(iii) Diaz shall be entitled to paid time off benefits of the Company and its affiliates in effect from time to time for executives of the Company but such paid time off shall be equivalent to at least 24 days of paid time off per year. Diaz shall schedule the timing of such paid time off in a reasonable manner. Diaz also may be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Diaz.

(iv) Diaz may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items. The Company shall reimburse Diaz for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures, as may be in effect from time to time.

(v) The Company shall provide Diaz with (i) director’s and officer’s liability insurance coverage; (ii) life insurance for which Diaz may designate the beneficiary or beneficiaries; and (iii) long-term disability insurance, consistent with the benefits provided to the Company’s executive officers.

2. Employment as Executive Vice Chairman of the Board.

A. Term. The Company hereby agrees to employ Diaz and Diaz hereby agrees to be employed solely as Executive Vice Chairman of the Board (“Executive Vice Chairman”) effective March 31, 2015 on the terms and conditions set forth herein. The term of Diaz’s employment as Executive Vice Chairman shall be for a period of one year commencing on March 31, 2015 (the “EVC Term”). For purposes of this Agreement, the time periods defined as the “CEO Term” and “EVC Term” shall be referred to collectively as the “Term.”

B. Duties. As Executive Vice Chairman, Diaz shall perform the following duties: (i) support and advise his successor chief executive officer as needed; (ii) serve as a resource for the Board and chief executive officer with respect to key projects; (iii) support the Chairman of the Board as requested; (iv) assist with Board matters as requested by the chief executive officer; and (v) be available for such other duties as agreed upon from time to time with the chief executive officer.

C. Extent of Services. Diaz, subject to the direction and control of the Board, shall have the power and authority commensurate with his status as Executive Vice Chairman and necessary to perform his duties hereunder. During the EVC Term, Diaz shall devote such time to the business of the Parent and Company as reasonably necessary to fulfill his duties, but in no event more than 30 hours per week. With notice to the Board, Diaz may engage in any other business activities, whether or not such business activities are pursued for gain, profit or other pecuniary advantage provided such activities do not conflict with the Parent or Company’s objectives and operations.

D. Compensation. As compensation for services rendered as Executive Vice Chairman, Diaz shall receive during the EVC Term:

(i) A salary (“EVC Salary” and each of the CEO Base Salary and the EVC Salary, the “Base Salary”) of $500,000 per year payable in equal installments in accordance with the Company’s normal payroll procedures. Diaz may receive increases in his EVC Salary from time to time, as approved by the Board, and

(ii) Participation in the Company’s annual short-term incentive plan for 2015, with a target bonus of 100% of the EVC Salary.

(iii) Diaz will not participate in any of the Company’s other short-term or long-term incentive plans during the EVC Term.

(iv) Diaz shall not be entitled to any additional compensation for his service on the Board during the EVC Term. If Diaz continues to serve on the Board following serving as Executive Vice Chairman, he will be compensated for such service in a manner consistent with the other members of the Board.

E. Benefits. During the EVC Term:

(i) On or before the CEO Expiration Date, the Compensation Committee will approve a grant to Diaz of performance-based restricted stock of Parent with a grant date fair value equal to $500,000 that will vest ratably over three years and be subject to the terms and conditions of the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated, and any applicable award agreement related thereto.

(ii) Diaz shall be entitled to participate in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for executives of the Company and its affiliates.

(iii) Diaz may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items. The Company shall reimburse Diaz for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures.

(iv) Any outstanding stock options, performance-based restricted stock units and long term cash incentive awards held by Diaz will continue to vest and be settled or paid out as set forth in Sections 5(B), (C) and (D) herein.

(v) The Company shall provide Diaz with office space in Louisville, Kentucky and an administrative assistant substantially comparable to his existing office space and administrative assistant being furnished as of the date of this Agreement.

(vi) The Company shall provide Diaz with (i) director’s and officer’s liability insurance coverage; (ii) life insurance for which Diaz may designate the beneficiary or beneficiaries; and (iii) long-term disability insurance, consistent with the benefits provided to the Company’s executive officers.

3. Termination of Employment.

A. Death or Disability. Diaz’s employment shall terminate automatically upon Diaz’s death during the Term. If the Board determines in good faith that the Disability of Diaz has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Diaz written notice of its intention to terminate Diaz’s employment. In such event, Diaz’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Diaz (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Diaz shall not have returned to performance of Diaz’s duties. For purposes of this Agreement, “Disability” shall mean Diaz’s absence from his duties hereunder for a period of 90 days due to disability, as defined in the long-term disability plan provided to Diaz by the Company.

B. Cause. The Company may terminate Diaz’s employment during the Term for Cause. For purposes of this Agreement, “Cause” shall mean Diaz’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Diaz of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving Diaz and his attorney an opportunity to be heard by the Board. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Diaz in good faith and in the best interests of the Company. For the avoidance of doubt, Diaz will not be included as a member of the Board in the determination of whether 75% of the Board’s members adopted a resolution in respect of Diaz’s termination for Cause.

C. Good Reason. Diaz’s employment may be terminated by Diaz for Good Reason during the CEO Term. “Good Reason” shall exist upon the occurrence, without Diaz’s express written consent, of any of the following events during the CEO Term:

(i) a material adverse change in Diaz’s authority, duties or responsibilities during the CEO Term, including, without limitation, the Company assigning to Diaz duties of a substantially nonexecutive or nonmanagerial nature (other than any such change directly attributable to the fact that the Company is no longer publicly owned);

(ii) the Company shall (A) materially reduce the compensation of Diaz or (B) materially reduce his benefits and perquisites;

(iii) the Company shall require Diaz to relocate Diaz’s principal business office more than 30 miles from its location on the date of this Agreement; or

(iv) the failure of the Company to obtain the assumption of this Agreement as contemplated by Section 10(C).

For purposes of this Agreement, “Good Reason” shall not exist until after Diaz has given the Company notice of the applicable event within 90 days of such event and which is not remedied within 30 days after receipt of written notice from Diaz specifically delineating such claimed event and setting forth Diaz’s intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within 60 days after receipt of such written notice.

D. Notice of Termination. Any termination by the Company for Cause, or by Diaz for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Diaz’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than 30 days after the giving of such notice). The failure by Diaz or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Diaz or the Company, respectively, hereunder or preclude Diaz or the Company, respectively, from asserting such fact or circumstance in enforcing Diaz’s or the Company’s rights hereunder.

E. Date of Termination. “Date of Termination” means (i) if Diaz’s employment is terminated by the Company for Cause, or by Diaz for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Diaz’s employment is terminated by the Company other than for Cause or Disability, or Diaz resigns without Good Reason, the Date of Termination shall be the date on which the Company or Diaz notified Diaz or the Company, respectively, of such termination, (iii) if Diaz’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Diaz or the Disability Effective Date, as the case may be, or (iv) if Diaz’s employment is terminated following the CEO Expiration Date, the earlier of the effective date of such termination or March 31, 2016 (the “EVC Expiration Date”).

4. Obligations of the Company Upon Termination. Following any termination of Diaz’s employment hereunder, the Company shall pay Diaz his Base Salary through the Date of Termination and any amounts owed to Diaz pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due. In addition, subject to Diaz’s execution of an irrevocable general release of claims in a form satisfactory to the Company, Diaz shall be entitled to the following additional payments:

A. Death or Disability. If, during the Term, Diaz’s employment shall terminate by reason of Diaz’s death or Disability, the Company shall pay to Diaz (or his designated beneficiary or estate, as the case may be) an amount equal to the product of (i) the Target Bonus (as defined below) to which Diaz would have been entitled for the year in which the Date of Termination occurs had Diaz’s employment with the Company not been terminated, and (ii) a fraction, the numerator of which is the number of days in the period beginning on the first day of the calendar year in which such termination occurs and ending on the Date of Termination and the denominator of which is 365. Such amount shall be paid on the date when such amounts would otherwise have been payable to Diaz if Diaz’s employment with the Company had not terminated, as determined in accordance with the terms and conditions of the applicable short-term incentive plan of the Company.

For purposes of this Agreement: “Target Bonus” shall mean the full amount of the targeted annual short-term incentive bonus that would be payable to Diaz, assuming the targeted performance criteria on which such short-term incentive bonus is based were deemed to be satisfied, in respect of services for the calendar year in which the date in question occurs.

B. Good Reason; Other than for Cause. If, during the CEO Term, the Company shall terminate Diaz’s employment other than for Cause (but not for Disability), or Diaz shall terminate his employment for Good Reason, in addition to the benefits set forth in Section 4(C), Diaz shall be entitled to receive:

(i) In satisfaction of the annual bonus Diaz would otherwise be eligible to receive under the short-term incentive plan in respect of the calendar year in which the Date of Termination occurs, the Company shall pay to Diaz an amount equal to the product of (i) the annual bonus, if any, to which Diaz would have been entitled for the year in which the Date of Termination occurs had Diaz’s employment with the Company not been terminated, as determined in accordance with the terms and conditions of the applicable short-term incentive plan of the Company, and (ii) a fraction, the numerator of which is the number of days in the period beginning on the first day of the calendar year in which the Date of Termination occurs and ending on the Date of Termination and the denominator of which is 365. Such amount shall be paid on the date when such amounts would otherwise have been payable to Diaz if Diaz’s employment with the Company had not terminated as determined in accordance with the terms and conditions of the applicable short-term incentive plan of the Company.

(ii) Within 14 days following Diaz’s Date of Termination, the Company shall pay to Diaz a cash severance payment in an amount equal to three times the sum of Diaz’s Base Salary and Target Bonus as of the Date of Termination.

(iii) With respect to awards granted under the Company’s long-term incentive plans, other than the award granted to Diaz under the Parent’s 2013 Long-Term Incentive Plan pursuant to the letter agreement dated March 25, 2013 between the Company and Diaz (the “2013 LTIP Award”), the Company shall provide and pay the following amounts:

(1) in respect of any awards under the Company’s long term incentive plans for which Diaz’s Date of Termination occurs during the performance period for such award, Diaz shall be entitled to a long-term incentive award equal to the product of (A) the long-term incentive award, if any, Diaz would have been entitled to in respect of the performance period if Diaz’s employment with the Company not been terminated, as determined based on actual performance during the relevant performance period and in accordance with the terms and conditions of the Company’s long-term incentive plans, and (B) a fraction, the numerator of which is the number of days in the period commencing on the first day of the relevant performance period and ending on the Date of Termination and the denominator of which is the total number of days in the relevant performance period. Such amounts shall be paid on the same schedule and in the same manner as if Diaz had remained employed with the Company, as determined in accordance with the terms and conditions of the Company’s long-term incentive plans.

(2) in respect of any awards where Diaz’s Date of Termination occurs following the end of the performance period that relates to such award, to the extent not yet paid, the Company shall pay Diaz any amounts earned by Diaz in respect of such awards, on the same schedule and in the same manner as if Diaz had remained employed with the Company, as determined in accordance with the terms and conditions of the Company’s long-term incentive plans.

(3) Notwithstanding anything in this Agreement to the contrary, the terms and conditions of the 2013 LTIP Award remain in full force and effect without any modifications or amendments whatsoever.

(iv) Any outstanding unvested stock options, performance-based restricted stock units or similar equity awards (other than service-based restricted stock awards) held by Diaz on the Date of Termination shall continue to vest in accordance with their original terms (including any related performance measures) for a three-year period beginning on the Date of Termination (such period, the “Benefit Continuation Period”) as if Diaz had remained an employee of the Company through the end of such period and any such stock option, performance-based restricted stock unit or other equity award (other than service-based restricted stock awards) that has not vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date. In addition, Diaz shall have the right to continue to exercise any outstanding vested stock options held by Diaz during the Benefit Continuation Period; provided that in no event shall Diaz be entitled to exercise any such option beyond the original expiration date of such option. Any outstanding service-based restricted stock award held by Diaz as of the Date of Termination that would have vested during the Benefit Continuation Period had Diaz remained an employee of the Company through the end of such period shall be immediately vested as of the Date of Termination and any service-based restricted stock award that would not have vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date.

(v) Following Diaz’s Date of Termination, Diaz shall receive the computer which Diaz is utilizing as of the Date of Termination. In addition, Diaz shall be entitled to the furniture in Diaz’s office suite as of the Date of Termination.

(vi) Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 4 during any taxable year of Diaz affect the provision of in-kind benefits pursuant to this Section 4 in any other taxable year of Diaz.

C. Benefits Upon Termination. If, during or following the Term, the Company shall terminate Diaz’ employment other than for Cause (but not for death or Disability), or during the CEO Term, Diaz shall terminate his employment for Good Reason, Diaz shall be entitled to the following benefits:

(i) For the Benefit Continuation Period, Diaz shall be treated as if he had continued to be an Executive for all purposes under the Company’s health insurance plan and dental insurance plan; or if Diaz is prohibited from participating in such plans, the Company shall, pursuant to Section 7 hereof, otherwise provide such benefits. Diaz shall be responsible for any costs for such insurance coverage; provided, however, that the Company will pay to Diaz a lump sum payment equal to the monthly employer subsidy of such costs for the duration of the Benefit Continuation Period, plus an amount necessary to cover any incremental taxes incurred by Diaz related to such payment. Following the Benefit Continuation Period, Diaz shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA by treating the end of this period as the applicable qualifying event (i.e., as a termination of employment for purposes of ERISA § 603(2)) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by applicable law.

(ii) For the Benefit Continuation Period, Company shall maintain in force, at its expense, Diaz’s life insurance in effect under the Company’s voluntary life insurance benefit plan as of the Date of Termination. Diaz shall be responsible for any costs for such insurance coverage; provided, however, that the Company may pay to Diaz a lump sum payment equal to the monthly employer subsidy of such costs for the duration of the Benefit Continuation Period, plus an amount necessary to cover any incremental taxes incurred by Diaz related to such payment. For purposes of clarification, the portion of the premiums in respect of such plan for which Diaz and Company are responsible, respectively, shall be the same as the portion for which Diaz and Company are responsible, respectively, immediately prior to the Date of Termination.

(iii) For the Benefit Continuation Period, the Company shall provide short-term and long-term disability insurance benefits to Diaz equivalent to the coverage that Diaz would have had if he had remained employed under the disability insurance plans applicable to Diaz on the Date of Termination. Diaz shall be responsible for any costs for such insurance coverage; provided, however, that the Company may pay to Diaz a lump sum payment equal to the monthly employer subsidy of such costs for the duration of the Benefit Continuation Period, plus an amount necessary to cover any incremental taxes incurred by Diaz related to such payment. Should Diaz become disabled during such period, Diaz shall be entitled to receive such benefits, and for such duration, as the applicable plan provides. For purposes of clarification, the portion of the premiums in respect of such short-term and long-term disability benefits for which Diaz and Company are responsible, respectively, shall be the same as the portion for which Diaz and Company are responsible, respectively, immediately prior to the Date of Termination.

(iv) Subject to compliance with applicable law, the Company shall adopt such amendments to its benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(v) Until the end of the second taxable year following the year in which the Date of Termination occurs, the Company shall provide Diaz with an office suite and administrative assistant, each substantially comparable to the office suite and administrative assistant that were furnished to Diaz as of the Date of Termination.

(vi) Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 4 during any taxable year of Diaz affect the provision of in-kind benefits pursuant to this Section 4 in any other taxable year of Diaz.

D. Cause; Other than for Good Reason. If Diaz’s employment shall be terminated for Cause or Diaz terminates employment without Good Reason (and other than due to Diaz’s death or Disability) during the Term, this Agreement shall terminate without further additional obligations to Diaz under this Agreement.

E. General Release of Claims. Notwithstanding anything herein to the contrary, the amounts payable pursuant to this Section 4 are subject to the condition that Diaz has delivered to the Company an executed copy of an irrevocable general release of claims within the 60 day period immediately following Diaz’s Date of Termination (the “Release Period”). Any payment that otherwise would be made prior to Diaz’s delivery of such executed release pursuant to this Section 4 shall be paid on the first business day following the conclusion of the Release Period; provided that any in-kind benefits provided pursuant to this Section 4 shall continue in effect after the Date of Termination pending the execution and delivery of such release for a period not to exceed 60 days; provided further that if such release is not executed and delivered within such 60-day period, Diaz shall reimburse the Company for the full cost of providing such in-kind benefits during such period.

5. Obligations of the Company on the CEO Expiration Date. In the event Diaz is an employee of the Company on the CEO Expiration Date, the Company shall pay Diaz the following additional payments:

A. Within 14 days following March 31, 2015, the Company shall pay Diaz a cash payment in the amount of $6,011,244.

B. Any outstanding unvested stock options, performance-based restricted stock units (other than those granted under Section 2(E)(i)) or similar equity awards (other than service-based restricted stock awards) held by Diaz on March 31, 2015 shall continue to vest in accordance with their original terms (including any related performance measures) until March 31, 2018 as if Diaz had remained an employee of the Company through the end of such period and any such stock option, performance-based restricted stock unit or other equity award (other than service-based restricted stock awards) that has not vested as of March 31, 2018 shall be immediately cancelled and forfeited as of March 31, 2015. In addition, Diaz shall have the right to continue to exercise any outstanding vested stock options held by Diaz until March 31, 2018; provided that in no event shall Diaz be entitled to exercise any such option beyond the original expiration date of such option. Any outstanding service-based restricted stock awards held by Diaz as of March 31, 2015 that would have vested on or prior to March 31, 2018 shall be immediately vested as of March 31, 2015 and any restricted stock award that would not have vested on or prior to March 31, 2018 shall be immediately cancelled and forfeited as of March 31, 2015.

C. To the extent not yet paid, the Company shall pay Diaz any amounts earned by Diaz prior to the CEO Expiration Date under the Company’s long-term incentive plans in respect of any awards where the CEO Expiration Date occurs following the end of the performance period that relates to such award. Such amounts shall be paid on the originally scheduled payment dates for such awards, as determined in accordance with the terms and conditions of the Company’s long-term incentive plans.

D. In respect of any outstanding award under the Company’s long-term incentive plans where the CEO Expiration Date occurs prior to the end of the applicable performance period, Diaz shall be entitled to an amount equal to the product of (A) the long-term incentive award, if any, Diaz would have been entitled to in respect of such performance period if Diaz had remained an employee of the Company for the duration of such performance period, as determined based on actual performance during the relevant performance period and in accordance with the terms and conditions of the Company’s long-term incentive plan, and (B) a fraction, the numerator of which is the number of days in the period commencing on the first day of the relevant performance period and ending on the CEO Expiration Date and the denominator of which is the total number of days in the relevant performance period. Such amounts shall be paid on the originally scheduled payment date for such awards, as determined in accordance with the terms and conditions of the Company’s long-term incentive plan.

E. General Release of Claims. Notwithstanding anything herein to the contrary, the amounts payable pursuant to this Section 5 are subject to the condition that Diaz has delivered to the Company an executed copy of an irrevocable general release of claims within the 60 day period immediately following the CEO Expiration Date (the “CEO Release Period”). Any payment that otherwise would be made prior to Diaz’s delivery of such executed release pursuant to this Section 5 shall be paid on the first business day following the conclusion of the CEO Release Period.

6. Death after Termination. In the event of the death of Diaz during the period Diaz is receiving payments pursuant to this Agreement, Diaz’s designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Diaz’s estate.

7. Payment of Cash Equivalent. If the Company is unable to provide Diaz with any in-kind benefits required hereunder by reason of the termination of Diaz’s employment pursuant to Section 4, then the Company shall pay Diaz cash equal to the value of the benefit that otherwise would have accrued for Diaz’s benefit under the plan, for the period during which such in-kind benefits could not be provided under the plans, said cash payments to be made within 45 days after the end of the year for which such contributions would have been made or would have accrued.

8. Six Month Delay for Specified Employees. Notwithstanding anything herein to the contrary, if at the time of Diaz’s separation from service Diaz is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) and the deferral of the payment payable pursuant to Section 7(b)(2) is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payment to which Diaz would otherwise be entitled during the first six months following his separation from service shall be deferred and accumulated (without any reduction in such payment ultimately paid to Diaz) for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of Diaz’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date of Diaz’s separation from service (provided that if more than one such Prime Rate is published on any given day, the highest of such published rates shall be used).

9. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the National Employment Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of Diaz in connection therewith, including any litigation to enforce any arbitration award.

10. Successors.

A. This Agreement is personal to Diaz and without the prior written consent of the Company shall not be assignable by Diaz otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Diaz’s legal representatives.

B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

C. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Diaz’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Other Severance Benefits. Diaz hereby agrees that in consideration for the payments to be received under this Agreement, Diaz waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment, other than (i) the 2013 LTIP Award and (ii) the Change in Control Severance Agreement between the Company and Diaz dated as of November 13, 2009 (the “Severance Agreement”); provided that any payments payable to Diaz hereunder shall be offset by any payments payable under the Severance Agreement.

12. Withholding. All payments to be made to Diaz hereunder will be subject to all applicable required withholding of taxes.

13. Non-Competition. The provisions of this Section 13 and any related provisions shall survive termination of this Agreement and/or Diaz’s employment with the Company and do not supersede, but are in addition to and not in lieu of, any other agreements signed by Diaz concerning non-competition, confidentiality, solicitation of employees, or trade secrets, and are included in consideration for the Company entering into this Agreement. Diaz’s right to receive and retain the benefits specified in this Agreement is conditioned upon Diaz’s compliance with the terms of this Section 13:

A. Non-Compete.

(i) During Diaz’s employment with the Company and during the period beginning on the Date of Termination and ending one (1) year thereafter

(the “Non-Compete Period”), Diaz shall not, without prior written approval of the Board, become an officer, employee, agent, partner, or director of, or provide any services or advice to or for or on behalf of, any business enterprise in substantial direct competition (as defined in Section 13(A)(ii)) with the Company. The above constraint shall not prevent Diaz from making passive investments, not to exceed five percent (5%) of the total equity value, in any enterprise where Diaz’s services or advice is not required or provided.

(ii) For purposes of this Section 13(A), a business enterprise with which Diaz becomes an officer, employee, agent, partner, or director of, or provide any services or advice to or for or on behalf of, shall be considered in substantial direct competition with the Company if such entity owns, operates or manages long-term acute care hospitals, nursing facilities, inpatient rehabilitation hospitals, or provides contract rehabilitation therapy services, home health services or hospice services within any state or country where the Company or any of its direct or indirect subsidiaries or affiliates has operations as of the Date of Termination.

(iii) During Diaz’s employment with the Company and during the Non-Compete Period, Diaz shall not, without prior written approval of the Board, directly or indirectly, solicit, provide to, take away, or attempt to take away or provide to any customer or solicited prospect of the Company or any of its direct or indirect subsidiaries any business of a type which the Company or such subsidiary provides or markets or which is competitive with any business then engaged in (or product or services marketed or planned to be marketed) by the Company or any of its direct or indirect subsidiaries; or induce or attempt to induce any such customer to reduce such customer’s business with that business entity, or divert any such customer’s business from the Company and its direct or indirect subsidiaries; or discuss that subject with any such customer.

B. Non-Solicit. During Diaz’s employment with the Company and during the Non-Compete Period, Diaz shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with Diaz or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity.

14. Confidential Information. At no time shall Diaz divulge, furnish or make accessible to anyone any confidential or proprietary knowledge or information about the Parent, the Company or any of their affiliates, including without limitation any confidential or proprietary information concerning the operations, plans or methods of the Company (except as required by law or order of court or other governmental agency) or any of the employees, clients, patients, customers or suppliers of the Parent or Company or any of their affiliates.

15. Provisions Relating To Non-Competition, Non-Solicitation and Confidentiality. The provisions of Sections 13 and 14 shall survive the termination of Diaz’s employment and this Agreement and shall not be affected by any subsequent changes in employment terms, positions, duties, responsibilities, authority, or employment termination, permitted or contemplated by this Agreement. To the extent that any restrictive covenant set forth in Sections 13 and 14 of this Agreement shall be determined to be invalid or unenforceable, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable and as will grant the Company the maximum protection and restrictions on Diaz’s activities permitted by applicable law in such circumstances. The Company shall have the right to advise any prospective or then current employer of Diaz of the provisions of this Agreement without liability. The Company’s right to enforce the provisions of this Agreement shall not be affected by the existence, or non-existence, of any other similar agreement for any other executive, or by the Company’s failure to exercise any of its rights under this Agreement or any other similar agreement or to have in effect a similar agreement for any other employee. Given the potential irreparable harm to the Parent, Company or their affiliates, Diaz expressly acknowledges and agrees that Parent and Company shall have the right to injunctive relief, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) to restrain any breach or threatened breach of any provisions in Sections 13 and 14 in addition to pursue all appropriate legal relief, including but not limited to attorneys’ fees, costs, damages and recoupment of amounts paid hereunder for any and all violations of such provisions. If the Company shall institute any action or proceeding to enforce the provisions in Sections 13 and 14, Diaz hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The parties hereby agree that the Non-Compete Period shall be extended by any period during which Diaz is found to be in violation of, or to have violated, any provisions in Sections 13 and 14.

16. No Mitigation. Diaz shall have no duty to mitigate his damages by seeking other employment and, should Diaz actually receive compensation from any such other employment, the payments required hereunder (including, without limitation, the provision of any in-kind benefits) shall not be reduced or offset by any such compensation. Further, the Company’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company may have against Diaz or others.

17. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Diaz:

Paul J. Diaz

680 South Fourth Street

Louisville, KY 40202

Facsimile: 502-596-4141

If to Company:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: General Counsel

Facsimile: 866-866-3426

18. Assignment to Subsidiary. The Company may assign its obligations under this Agreement to one or more of its subsidiaries but such assignment will not relieve the Company of its obligations and liabilities hereunder.

19. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

20. Entire Agreement; Amendment. This instrument and the Severance Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Diaz and such officer of the Company specifically designated by the Board. Notwithstanding the foregoing, nothing contained in this Agreement amends or otherwise modifies the Letter Agreement dated March 25, 2013 between the Company and Diaz.

21. Termination of Severance Agreement. Notwithstanding anything herein to the contrary, Company and Diaz acknowledge and agree that the Severance Agreement, along with all of the rights, duties and obligations thereunder, will terminate upon expiration of the CEO Term, unless a Change in Control (as defined in the Severance Agreement) shall have occurred prior to the expiration of the CEO Term.

22. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

23. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25. Indemnification.

A. Company and Diaz agree that the Indemnification Agreement previously entered into between the Company and Diaz shall remain in full force and effect.

B. No claim, action, suit or proceeding of any kind related to this Agreement, Diaz’s employment with the Company, or otherwise may be asserted or brought by the Company or any of its affiliates more than one year after the date that the Company or any of its affiliate first obtains knowledge of, or should have obtained knowledge of, any facts or allegations giving rise to such claim, action, suit or proceeding, and any such claim, action, suit or proceeding asserted or brought after such one-year period shall be barred. This Section 25(B) shall survive the expiration or termination, for any reason, of this Agreement.

26. Cancellation of Prior Agreement. Diaz hereby acknowledges and agrees that this Agreement is intended to and does hereby replace that certain employment agreement dated May 17, 2012, and any amendments thereto, between the Company and Diaz, and that such agreement is cancelled, terminated and of no further force and effect.

27. Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Diaz to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Diaz of the applicable provision; provided that nothing herein shall require the Company to provide Diaz with any gross-up for any tax, interest or penalty incurred by Diaz under Section 409A of the Code. All reimbursements or payments under this Agreement in respect of taxes will be made no later than the end of Diaz’s taxable year next following Diaz’s taxable year in which the taxes (and any income or other related taxes or interest or penalties thereon) on such payments are remitted to the Internal Revenue Service or any other applicable taxing authority. Furthermore, notwithstanding anything herein to the contrary, no payment or benefit payable under this Agreement shall be required to be paid or provided in any calendar year if the payment of such payment or benefit would constitute an impermissible acceleration under Section 409A of the Code and the transition guidance thereunder and such payment shall instead be paid as soon as practicable, without interest.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Stephen R. Cunanan
Stephen R. Cunanan, Chief People Officer

For the purpose of Sections 4, 5, 6, 7 and 10, and as guarantor of Company’s obligations under this Agreement

KINDRED HEALTHCARE, INC.

By:	/s/ Stephen R. Cunanan
Stephen R. Cunanan, Chief People Officer

/s/ Paul J. Diaz
PAUL J. DIAZ